June 20, 2020

Stephanie Plaines
#### # ###### ######
######### ####
Chicago, IL #####

Terms of Separation
Dear Stephanie:
This Separation Agreement (this “Separation Agreement”) sets forth our understanding regarding your separation from Jones Lang LaSalle Incorporated (including Jones Lang LaSalle Americas, Inc. and their respective affiliated entities (collectively, the “Company”)). [Reference is made to that certain Letter Agreement, as executed by you and the Company on February 27, 2019 (the “Employment Agreement”). Reference is also made to the Severance Pay Plan of Jones Lang LaSalle Incorporated as amended and restated effective March 15, 2019 (the “Severance Plan”). This Separation Agreement shall be effective only if executed by you and delivered to the Company on or before 5:00 p.m. (Chicago time) on July 10, 2020. You will have seven days after delivering an executed copy of this Separation Agreement to change your mind and revoke your acceptance; if you choose not to revoke your decision during this seven-day period, this Separation Agreement shall become effective on the eighth day following your delivery of the executed Separation Agreement to the Company (the “Effective Date”).
1.Termination of Employment.
(a)Transition Date. You and the Company acknowledge that your service with the Company in all capacities, other than as an employee, including, without limitation, as an officer, fiduciary or other senior position with the Company, will terminate at 5:00 p.m. (Chicago time) on July 15, 2020 (the “Transition Date”), irrespective of whether you timely execute and deliver, and do not revoke, this Separation Agreement, and that your position as an employee of the Company will terminate at the end of the Transition Period (as defined below). You agree to take any required actions and to execute any additional documents as the Company determines to be necessary or advisable to effect any of the foregoing. For the avoidance of doubt, you will not be required to reimburse the Company for payments you received from the Company to relocate your residence to Chicago, Illinois, in accordance with the terms of the Relocation provision of the Employment Agreement.
(b)Transition Period Services. From the period (the “Transition Period”) beginning immediately following the Transition Date and ending at 5:00 p.m. on November 30, 2020 (the “End Date”), you will continue as an employee of the Company and agree to: (i) provide the Company with such transition support and services as may be reasonably requested by the Company’s Board of Directors (the “Board”) or the Company’s Chief Executive Officer and (ii) perform such other duties and services, consistent with your status, as the Board or the Chief Executive Officer shall reasonably request. During the Transition Period, you will be an employee “at will,” and your employment with the Company may terminate for any reason or no stated reason without any further obligation to you, other than to provide you with the payments and benefits contemplated by Section 2.
(c)Base Salary. During the Transition Period, you will receive a base salary of $500,000 on an annualized basis, payable in accordance with the Company’s normal payroll procedures, and you may continue to participate in the Company’s benefit plans that you participated in immediately prior to the Transition Period, subject to the terms and conditions of each such plan or program; provided, however, that you will not be eligible for any additional incentive compensation following the Transition Date, except as otherwise provided herein. Any unpaid salary through the end of the Transition Period will be paid to you on or as soon as practicable following the Transition Period in accordance with ordinary payroll practices. The Company will reimburse you for any outstanding business expenses that were properly incurred through the Transition Period and timely submitted by you for reimbursement pursuant to the applicable policies of the Company.
(d)Supersedes Employment Agreement and Severance Plan. The Employment Agreement and any payments you would be eligible to receive under the Severance Plan are superseded and replaced in all respects as of the Transition Date by this Separation Agreement.
2.Payments Upon Termination of Employment.
(a)Consideration. Subject to the terms and effectiveness of this Separation Agreement, the Company shall provide you with the following:
(i)    Severance; Benefits. The Company shall pay you a cash severance payment in an amount equal to (x) $1,519,231(equal to fifty-four (54) weeks of base salary at an annual rate of $500,000 and one (1) times your target bonus ($1,000,000), which shall be paid in a single lump sum within 30 days after the Effective Date, plus (y) a 2020 annual target bonus of $1million, pro-rated based on months of service completed ($916,667 assuming you stay until the End Date), paid within 30 days of the End Date, (together, the “Severance Payment”), less applicable taxes and withholdings. In addition, if you elect COBRA continuation coverage, the Company shall reimburse you for the additional cost of such continuation coverage on a monthly basis through the earlier to occur of: (A) the end of the Severance Period (as defined below); or (B) such date as you become covered under another employer group plan. Such reimbursements shall be made to you only if you provide to the Company proof of payment of the COBRA premium. For any remaining COBRA period, you will be responsible for paying the full COBRA premium for the actual costs of such insurance coverage. “Severance Period” means the 12-month period beginning immediately following the End Date.
(ii)    Outplacement Services. The Company shall pay for six (6) months of the actual cost to provide the benefits of an executive-level outplacement counseling service selected by the Company. You shall not have the option to take additional compensation in lieu of such benefit. You must commence outplacement services within six (6) months of your End Date.
(b)Other Benefits. Except as provided under Section 2(a)(i), your continued participation in and any rights, to the extent thereof, under the Company’s 401(k) Retirement and Savings Plan, U.S. Deferred Compensation Plan and its Medical, Dental, AD&D Optional Insurance, Supplemental Life Insurance, Basic LTD and Spouse Life Insurance Plans shall be subject to the terms of those respective plans.
(c)Unvested Equity Awards. All unvested restricted stock units and performance share units, and any other annual incentive compensation previously awarded to you under the Company Stock Award and Incentive Plan, annual incentive program or referenced in your Employment Agreement shall be forfeited as of the end of the Transition Period. You shall have no further right, title or interest to payment or equity in respect of such cancelled awards.
3.No Other Compensation or Benefits. Except as otherwise specifically provided herein, you shall not be entitled to any additional compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company (including, without limitation, any compensation or benefits under any bonus or severance plan, program or arrangement, whether specified or agreed in your Employment Agreement or elsewhere) on or after the Transition Date.
4.Return of Property. Prior to the Transition Date (to the extent such property is not required during the Transition Period) and under all circumstances prior to the End Date, you shall return to the Company all property of the Company in your possession and all property made available to you in connection with your employment by the Company, including, without limitation, any and all Company credit cards, keys, parking access cards, security access codes, records, manuals, customer lists, notebooks, computers, computer programs and files, PDAs, telephones, papers, electronically stored information and documents (and all copies thereof) kept or made by you in connection with your employment, it being acknowledged hereby that all of said items are the sole property of the Company.

5.Restrictive Covenants.
(a)No Solicitation.
(i)    Until the End Date and for a period of twelve (12) months after the End Date, you shall not yourself, and shall not direct any other person to, either on your own account or on behalf of or with any other person, firm or business entity, do any of the following:
(1)    solicit or induce any employees or independent contractors of the Company (including any individual who was an employee or independent contractor of the Company during the six months preceding the date of this Separation Agreement) to leave the employ or service of the Company;
(2)    solicit or induce any clients that have existing or contracted transactions or assignments with the Company as of the date of this Separation Agreement to discontinue or reduce (x) their transactions or assignments with the Company or (y) their consideration of the Company for pending transactions or assignments; or
(3)    assist, perform services for or have any equity interest in any of the Company’s clients.
(b)Intellectual Property. You agree to assign to the Company your entire right, title and interest in any invention or idea, patentable or not, that you create or conceive of (i) from the date of this Separation Agreement until the End Date and for six (6) months thereafter and (ii) which relates in any manner to our actual or anticipated business, research or development, or is suggested by or results from any task the Company assigned to you or any work you performed on behalf of the Company. You agree that you will promptly disclose to the Company any invention or idea contemplated above, and upon request, you will execute a specific assignment of title to the Company and do anything else reasonably necessary to enable the Company at its expense to secure a patent therefore in the United States and in foreign countries.
(c)Confidentiality and Non-Disclosure of Company Information. You acknowledge and agree that all non-public information concerning the Company, its clients and/or employees that was acquired by or disclosed to you during your employment, including, without limitation, information on the Company’s clients and pricing, business practices and models, business strategies, marketing plans and strategies, compensation structures and the compensation and performance evaluations of the Company’s employees was acquired or disclosed in strict confidence. You shall keep all such information secret and confidential indefinitely and shall not disclose such information, directly or indirectly, to any other person, firm or business entity or to use it in any way. You further acknowledge and agree that you have been provided with confidential information regarding copyrighted materials of the Company, including, without limitation, reference manuals, client proposals, data collection manuals and other proprietary information of the Company. You shall not use this information in any manner and further agree that you will make no attempt, nor provide information to others that would allow them to attempt, to access to the Company’s computer system or those computer systems of the Company’s clients.
However, the parties agree that you may disclose confidential information (i) to the extent necessary to comply with any law, court order or subpoena; (ii) in connection with any discovery request to which a response is required by law; (iii) in a confidential manner either to a federal, state or local government official or to an attorney where such disclosure is solely for the purpose of reporting or investigating a suspected violation of law, (iv) in an anti-retaliation lawsuit or other legal proceeding, so long as that disclosure or filing is made under seal and you do not otherwise disclose such confidential information, except pursuant to court order, or (v) to the extent necessary to enforce your rights hereunder. In the event you are under an obligation to disclose confidential information in any lawsuit or as part of any judicial proceeding, you agree to provide written notice of this fact as far in advance as practicable to the Company’s Legal Services Group and to permit the Company to contest such disclosure on any grounds legally permitted.
You acknowledge that, due to your position with the Company, the terms of this Separation Agreement may be publicly disclosed by the Company as and to the extent required by the regulations of the U.S. Securities and Exchange Commission in the Company’s judgment.
(d)Reasonableness of Restrictions. You acknowledge that the restrictions in this Section 5 are fair and reasonable and are reasonably required for the protection of the Company. You further acknowledge that you will be reasonably able to earn a living without violating the terms of this Section 5, and the restrictions outlined herein are a material inducement and condition to the Company’s provision of the payments and benefits described in this Separation Agreement.

(e)Cooperation with Litigation. You agree to cooperate with and make yourself available to JLL and its counsel, at mutually agreeable times and places, as the Company may reasonably request, to assist it in any matter regarding JLL and/or its affiliates, subsidiaries, and their predecessors (“JLL Parties”), including but not limited to preparing for and giving truthful testimony in any litigation or potential litigation involving JLL Parties about which you have knowledge or information. The Company will reimburse you for any and all reasonable expenses incurred in connection with such cooperation.
6.Whistleblower Rights. You have the legal right to certain protections for cooperating with or reporting legal violations to various governmental entities. No provisions in this Separation Agreement are intended to prohibit you from exercising such rights, and you may do so without disclosure to the Company. The Company may not retaliate against you for any of these activities, and nothing in this Separation Agreement would require you to waive any monetary award or other payment that you might become entitled to from any such governmental entity. Further, nothing in this Separation Agreement precludes you from filing a charge of discrimination with the Equal Employment Opportunity Commission or a like charge or complaint with a state or local fair employment practice agency; provided, however, that as of the Effective Date, you may not receive a monetary award or other personal relief from the Company in connection with any such charge or complaint that you filed or is filed on your behalf.
7.Release of Claims.
(a)In consideration of the payments and benefits provided to you under Section 2(a), you, and each of your respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “Releasors”), hereby irrevocably and unconditionally release and forever discharge the Company and their successors, assigns, and any of their stockholders, officers, directors, partners, agents and employees (all of whom are hereinafter referred to as the “Releasees”) from any and all claims, actions, causes of action, rights, judgments, obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), whether known or unknown, including, without limitation, any Claims under any contract, including the Employment Agreement, the Severance Plan, any federal, state, local or foreign law that the Releasors may have, or in the future may possess, including, but not limited to, Claims under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Employee Retirement Income Security Act and the Fair Labor Standards Act, arising out of (i) your employment relationship with and service as an employee of the Company and the termination of such relationship or service and (ii) any event, condition, circumstance or obligation that occurred, existed or arose on or prior to the date hereof; provided, however, that the Releasors are not releasing any Claims that may not be released under applicable law. The Releasors further agree that the payments and benefits described in this Separation Agreement shall be in full satisfaction of any and all Claims for payments or benefits, whether express or implied, that the Releasors may have against the Releasees arising out of your employment relationship or your service as an employee of the Company and the termination thereof.
(b)Specific Release of ADEA Claims. In consideration of the payments and benefits provided to you under Section 2(a), you hereby release and forever discharge the Releasees from any and all Claims that you may have as of the date you sign this Separation Agreement arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Separation Agreement, you hereby acknowledge and confirm that you: (i) have at least twenty-one (21) days to consider the terms of this Separation Agreement; (ii) are waiving all legal claims, including claims under the ADEA, although nothing in this Separation Agreement is intended to diminish or otherwise encumber your ability to make a lawful challenge in accordance with the Older Workers Benefit Protection Act to a waiver under the ADEA; (iii) were advised to consult with legal counsel of your own choosing at your expense prior to execution of this Separation Agreement; (iv) fully understand the terms and conditions contained herein; (v) enter into this Separation Agreement of your own free will and were not under any undue pressure or duress Expressly excluded from this release are (a) claims for indemnification and officers’ liability and other insurance coverage to which you are entitled under any Company insurance policy; and (b) claims for monies, notices and vested benefits due under any employee benefit plan; (c) claims that cannot be waived by law; and (d) claims that may arise after the date this Separation Agreement is executed. You acknowledge that you have received as consideration for the waivers contained herein money and other benefits in addition to that to which you were already entitled.
(c)Representations. You hereby represent that you and the other Releasors have not instituted, assisted or otherwise participated in connection with, and that you have no information regarding any potential grounds for, any action, complaint, claim, charge, grievance, arbitration, lawsuit or administrative agency proceeding or action at law or otherwise against any Releasee.
8.Miscellaneous.
(a)Execution and Delivery. You agree to sign and return to the Company an executed original of this Separation Agreement by mail on or before 5:00 p.m. (Chicago time) on July 11, 2020 [If you fail to sign and return this Separation Agreement to the Company on or before 5:00 p.m. (Chicago time) on July 11, 2020, you will not be entitled to receive the additional payments or benefits described in this Separation Agreement.
(b)Entire Agreement. Except as provided herein, this Separation Agreement sets forth the entire agreement and understanding of the parties hereto with respect to the matters covered hereby and supersedes and replaces any express or implied, written or oral, prior agreement, plan or arrangement with respect to the terms of your employment and the termination thereof which you may have had with the Company. No modifications to this Separation Agreement shall be valid unless made in writing and signed by you and an authorized officer of the Company.
(c)Remedies. You agree that damages incurred by the Company caused by a breach of this Separation Agreement will be difficult to ascertain. In the event of any breach by you of any provision of this Separation Agreement, in addition to any other remedy available to the Company to enforce such provisions, the Company (i) shall cease to have any obligation to continue to make payments or provide benefits to you under this Separation Agreement, (ii) may recoup any of the compensation paid under Section 2(a) hereunder and provide for the immediate forfeiture of any unvested equity awards and (iii) you shall be responsible for the reasonable attorneys’ fees and costs related to the Company’s enforcement of such provisions. You further acknowledge that any breach of the provisions in Section 5 above will cause irreparable injury to the Company for which money damages will not provide any adequate remedy. Accordingly, you agree that, in the event you breach any of the provisions in Section 5, the Company shall be entitled to obtain appropriate injunctive and/or other equitable relief for such breach, without the posting of any bond or other security, in addition to all other legal remedies to which it may be entitled, and to the extent applicable, the term of such restrictive covenant shall be extended by a period of time equal to the period of the duration of such breach. If the Company believes that a breach has occurred, the Company agrees to promptly notify you in writing, setting forth all details that support the suspicion of a breach. The parties agree to meet as soon as practicable and attempt to resolve the concern.
(d)Withholding Taxes. Any payments made or benefits provided to you under this Separation Agreement shall be reduced by all applicable withholding taxes and any other authorized or required deductions.
(e)Waiver. The failure of the Company to enforce any of its terms, provisions or covenants shall not be construed as a waiver of the same or of the right of such party to enforce the same. Waiver by you or the Company of any breach or default by the other party of any term or provision of this Separation Agreement shall not operate as a waiver of any other breach or default.
(f)Severability. If any court of competent jurisdiction determines that any provision, section, subsection or other portion of this Separation Agreement is invalid, illegal or unenforceable in whole or in part, when such determination shall become final, such provisions or portions shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portions of this Separation Agreement enforceable. This Separation Agreement as thus amended shall be enforced to give effect to the intention of the parties insofar as that is possible. However, as allowed by law if you challenge the release of claims in Section 7 and any portion of it were found to be unenforceable, and you file a claim against the Company that otherwise is covered in release of claims, you shall return the consideration paid hereunder to the Company.
(g)Counterparts. This Separation Agreement may be executed in one or more counterparts, which together shall constitute one and the same agreement.
(h)Notices. Any notices required or made pursuant to this Separation Agreement shall be in writing and shall be deemed to have been given when delivered or mailed by United States certified mail, return receipt requested, postage prepaid, as follows: [Name]: at the last home address in the Company’s records; and
if to the Company:
Jones Lang LaSalle Incorporated
Attention: Global Chief Legal Officer
200 East Randolph Drive
Chicago, Illinois 60601,
or to such other address as either party may furnish to the other in writing in accordance with this Section 8(h). Notices of change of address shall be effective only upon receipt.
(i)Successors and Assigns. Except as otherwise provided herein, this Separation Agreement shall inure to the benefit of and be enforceable by you and the Company and its respective successors and assigns.
(j)Governing Law. This Separation Agreement shall be governed by and construed for all purposes according to the laws of the State of Illinois, without regard to any State’s rules regarding conflicts of laws.

(k)Non-Admission. In executing this Separation Agreement, neither you nor the Company admits to any wrongdoing or violation of any law. The general release in this Separation Agreement may not be used in court or other litigation except with respect to a proceeding concerning a breach of the terms of this Separation Agreement.
(l)Section 409A Compliance. The payments and benefits under this Separation Agreement are intended to either comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance thereunder (“Section 409A”), or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Separation Agreement shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to you and the Company of the applicable provision without violating the provisions of Section 409A. To the extent that any amount payable under this Separation Agreement could be paid in either of two of your taxable years depending on the date that the release of claims provided under this Separation Agreement becomes irrevocable, such amount shall be paid on the later of January 15 of the later such taxable year or the date not later than 30 days after such release of claims becomes irrevocable. Payments due upon your separation from service (as defined under Section 409A) shall be subject to delay pursuant to Section 409A(a)(2)(B)(i) to the extent applicable.
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[signature page follows]

[Signature page to Separation Agreement]
Please indicate your acceptance by signing both originals of this Separation Agreement and returning one such signed original to the Company by mail, attention of the undersigned officer of the Company.

JONES LANG LASALLE INCORPORATED

/s/ Christian Ulbrich______________________________
NAME: Christian Ulbrich
TITLE: President and Chief Executive Officer
YOU HEREBY ACKNOWLEDGE THAT YOU HAVE READ THIS SEPARATION AGREEMENT, THAT YOU FULLY KNOW, UNDERSTAND AND APPRECIATE ITS CONTENTS, AND THAT YOU HEREBY ENTER INTO THIS SEPARATION AGREEMENT VOLUNTARILY AND OF YOUR OWN FREE WILL.

ACCEPTED AND AGREED:

/s/ Stephanie Plaines_____________________________
[Name]

Date: June 20, 2020______________